Exhibit 10.51

LLC INTEREST ASSIGNMENT AND PURCHASE AGREEMENT

This LLC Interest Assignment and Purchase Agreement (this “Agreement”) is made and entered into this 1st day of February, 2012 (the “Effective Date”), by and between MGPI Processing, Inc., a Kansas corporation f/k/a MGP Ingredients, Inc. (“Seller”), and Illinois Corn Processing Holdings Inc., a Delaware corporation, successor by merger to Illinois Corn Processing Holdings, LLC (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer entered into an LLC Interest Purchase Agreement dated as of November 20, 2009 (the “Purchase Agreement”) pursuant to which Seller assigned to Buyer, and Buyer acquired from Seller, 50% of the issued and outstanding limited liability company interest of Illinois Corn Processing, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, pursuant to the Purchase Agreement, Seller granted Buyer the option (the “20% Option”) to purchase an additional aggregate amount of 20% of the issued and outstanding limited liability company interest of the Company; and

WHEREAS, Buyer has provided notice to Seller of Buyer’s exercise of the 20% Option; and

WHEREAS, Seller desires to transfer, sell and assign to Buyer, and Buyer desires to purchase, acquire and accept from Seller 20% of the issued and outstanding limited liability company interests of the Company (the “Purchased Interest”).

Seller and Buyer, intending to be legally bound, hereby agree as follows:

1.           Definitions.

“Consent”--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Encumbrance”--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, mortgage, indenture, deed of trust, easement, assessment, lease, agreement, license, covenant, levy or other encumbrance or restriction of any kind, or any conditional sale agreement, title retention agreement or other agreement to give any of the foregoing, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Governmental Authorization”--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”--any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Legal Requirement”--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“LLC Agreement”—that certain Limited Liability Company Agreement of Illinois Corn Processing, LLC dated November 20, 2009 between Buyer and Seller.

“Order”--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Person”--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding”--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Tax” or “Taxes” --(i) any and all federal, state, provincial, local, municipal and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities of any kind, including taxes or other charges based upon or measured by gross receipts, income, profits, sales, capital, use and occupation, admission, entertainment and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, personal property, excise, duty, customs, Pension Benefit Guaranty Corporation premiums and real estate taxes, together, in each case, with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payments of the amounts of the types described in clause (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person (other than an indemnification obligation arising under this Agreement).

“Tax Return”--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, including Taxes payable by, pursuant to or in connection with employee benefit plans or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

2.           Sale and Assignment of Purchased Interest.  Seller hereby irrevocably sells, assigns, transfers, conveys and delivers the Purchased Interest to Buyer, and Buyer purchases, acquires, receives and accepts, all of Seller’s right, title and interest in and to the Purchased Interest, free and clear of all Encumbrances.

3.           Purchase Price.  The consideration that Buyer will pay to Seller for the Purchased Interest will be nine million one hundred three thousand three hundred sixty-six dollars ($9,103,366) (the “Purchase Price”), payable in immediately available funds at Closing.

4.           Closing; Closing Obligations.

(a)           The consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of the Company at 1301 S. Front Street, Pekin, Illinois 61554 or other mutually agreed location, at 10:00 a.m. Central Time on the date hereof (the “Closing Date”) and shall be effective as of 12:01 a.m. Central Time on the Closing Date.

(b)           At the Closing:

(i) Buyer will deliver to Seller the Purchase Price by wire transfer of immediately available funds to Seller’s Wells Fargo Bank, National Association Account # 4121928048;

(ii) Seller will deliver to Buyer reasonable written evidence of the release of the pledge of the Purchased Interest to Wells Fargo Bank, National Association; and

(iii) Each party will deliver to the other such other customary documents, instruments or certificates as may be reasonably required by Buyer or Seller, as applicable.

(c)           Any sales, use, transfer, documentary, registration, stamp, duties, gains, recording, and other similar taxes (including related penalties (civil or criminal), additions to tax and interest) imposed by any Governmental Body with respect to the transactions contemplated by this Agreement (“Transaction Taxes”) shall be the sole obligation of the Seller.  Seller shall provide written notice to Buyer of the payment of and/or a written response to Buyer upon any request for information regarding the status of any Transaction Taxes.  Seller shall be responsible for (i) administering the payment of such Transaction Taxes, (ii) defending or pursuing any proceedings related thereto, and (iii) paying any expenses related thereto.

(d)           In accordance with LLC Agreement Section 10.8, Buyer shall be admitted as a Substituted Member of the Company with respect to the Purchased Interest.  Buyer and Seller hereby consent to the substitution of an updated Exhibit A to the LLC Agreement reflecting the Transfer of the Purchased Interest from Seller to Buyer.

(d)           In accordance with LLC Agreement Section 10.9, all Profits, Losses, each item thereof and all other items attributable to the Purchased Interest for the Company's Fiscal Year 2012 shall be divided and allocated between Buyer and Seller by taking into account their varying Interests during such Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board.

5.           Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

(a)           Authority; Conflict.  This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations hereunder, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally.  Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of Seller or (B) any resolution adopted by the board of directors or shareholders of Seller; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the contemplated transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, the Purchased Interest or any of Seller’s assets, may be subject; (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or the Purchased Interest.  Except with respect to the notice relating to the release of the pledge from Wells Fargo Bank, National Association as set forth in Section 4(b)(ii) and giving the U.S. Alcohol and Tobacco Tax and Trade Bureau notice of the Transfer of the Purchased Interest to Buyer, Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby.

(b)           Ownership.  Seller is the record and beneficial sole owner and holder of the Purchased Interest, free and clear of all Encumbrances except the Wells Fargo Bank pledge.  Except for the Purchase Agreement and the LLC Agreement, there are no Contracts relating to the issuance, sale or transfer of the Purchased Interest or any other equity securities of the Company held by Seller.

(c)           Legal Proceedings; Orders.  There is no pending Proceeding that (i) has been commenced by or against the Company or Seller with respect to the Purchased Interest; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.  There is no Order to which the Seller is subject with respect to the Purchased Interest.

(d)           Taxes.  All Taxes (whether or not reflected on any Tax Return) owed by the Seller with respect to the Purchased Interest have been or will be timely and fully paid.  There are no pending or threatened audits or examinations of any Tax Returns of the Seller relating to the Purchased Interest.

(e)           No Brokers.  Seller has not incurred (either on its behalf or on behalf of the Company) any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

6.           Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)           Authority; Conflict.  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations hereunder, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally.  Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of Buyer or (B) any resolution adopted by the board of managers or members of Buyer; or (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the contemplated transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer or any of Buyer's assets, may be subject.  Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby.

(b)           Legal Proceedings; Orders.  There is no pending Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

(c)           No Brokers.  Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

7.           Indemnification.

7.1           Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except to the extent the recipient of such representation and warranty has Knowledge (i) of  the inaccuracy and (ii) that such inaccuracy was likely to cause damage without disclosing such Knowledge to the party giving the representation and warranty prior to the Closing Date.

7.2           Indemnification and Payment of Damages by Seller.  Seller will indemnify, defend and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages and a devaluation of the Purchased Interest related to a Breach of this Agreement by Seller), expense (including costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller in this Agreement or any other certificate or document delivered by Seller pursuant to this Agreement;

(b) any Breach by Seller of any covenant or obligation of Seller in this Agreement; or

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with this Agreement.

7.3           Indemnification and Payment of Damages by Buyer.  Buyer will indemnify, defend and hold harmless Seller and its Representatives, stockholders, controlling persons, and affiliates (collectively, the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

(a)  any Breach of any representation or warranty made by Buyer in this Agreement or any other certificate or document delivered by Buyer pursuant to this Agreement;

(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on their behalf) in connection with this Agreement.

7.4           Procedure for Indemnification.  The procedures for indemnification shall be those set out in Section 10.8 of the Purchase Agreement as if fully incorporated herein.

8.           General Provisions.

(a)           Further Assurances.  The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

(b)           Binding Effect.  The provisions of this Agreement bind and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns, except as otherwise expressly provided in this Agreement.

(c)           Severability.  Whenever possible, each provision of this Agreement will be interpreted to be effective and valid under applicable law.  If a court of competent jurisdiction holds any provision to be prohibited by or invalid under applicable law, the provision will be ineffective only to the extent of the prohibition or invalidity, without affecting the rest of this Agreement; but the parties do not intend this severability if it would materially change the economic benefits of this Agreement to any party.

(d)           Counterparts.  This Agreement may be executed in multiple counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(e)           Governing Law.  This Agreement will be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

(f)           Amendment.  This Agreement may not be amended without the prior written consent of all the parties.

(g)           Definitions. Capitalized terms used and not defined in this Agreement have the meanings given in the Purchase Agreement or the LLC Agreement, as applicable.

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IN WITNESS WHEREOF, each party has executed this Agreement on the day and year first above written.

MGPI Processing, Inc.

By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk, President

Illinois Corn Processing Holdings Inc.

By:	/s/ Peter Coxon
Peter Coxon, President